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                                 CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the "Agreement") is entered into as of this 1st day of January, 1997 between TRANS WORLD GAMING CORP., a Nevada corporation (the "Company") and Mr. Stanley Kohlenberg (the "Consultant").

                                       RECITALS

A. The Company is involved in the ownership, management, and development of businesses in the gaming industry on a worldwide basis.

B. Company desires to be assured of the assistance of Consultant in order to avail itself of Consultant's experience, skills, abilities, background and knowledge, and is therefore willing to engage the Consultant upon the terms and conditions herein contained.

C. Consultant represents that he has expertise, experience and contacts in the gaming industry, and is familiar with the operational and regulatory conditions of that industry and is willing to be engaged and retained by the Company upon said terms and conditions herein contained.

    NOW, THEREFORE, in consideration of the recitals and the covenants and conditions hereinafter set forth the Consultant and Company agree as follows:

    1.   CONSULTING SERVICES

         (a) Company hereby retains Consultant to advise the Company on the financing of its worldwide gaming operations, the identification and evaluation of business opportunities, including, but not limited to acquisitions and various other gaming matters. Consultant agrees that all gaming opportunities of which Consultant becomes aware during the term of this Agreement will be referred to the Company first and on a first right-of-refusal basis.

         (b) Consultant agrees that all of Consultant's work hereunder shall be considered property of the Company and that all ownership rights and copyrights or trade secret pertaining to such work shall be and remain the property of the Company. Company may, in its discretion, assign any rights in any of the foregoing to the Consultant on a transaction by transaction basis.

         (c) At the pleasure and direction of the Company, Consultant shall serve as a member of the Company's board of directors and as chairman thereof.

    2.   TERMINATION OF EMPLOYMENT CONTRACT

    Company and Consultant hereby agree that, effective December 31, 1996, the Employment Contract between Company and Consultant dated as of March 6, 1996 is hereby terminated and without any further force or effect. Consultant shall, effective December 31, 1996, resign from his positions as President and Chief Executive Officer of the Company, and shall no longer be obligated to perform the duties set forth in the Employment Contract.


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    3.   RELATIONSHIP OF THE PARTIES

    This Agreement shall not constitute an employer/employee relationship. It is the intention of each party that Consultant shall be an independent contractor and not an employee of the Company. Subject to the express provisions herein, the manner and means utilized by Consultant in performance of his services hereunder shall be under the sole control of Consultant. All compensation paid to Consultant hereunder shall constitute earnings to Consultant. Company shall not withhold any amounts therefrom for Federal, State and local income taxes from Consultant's compensation, or such employee contributions under the Federal Insurance Contribution Act (Social Security) or any other similar Federal or State law applicable to employers and employees. In the fulfillment of his obligations hereunder, Consultant shall have no authority to create any obligations for the Company, bind the Company to any contracts or other obligations, or commit the Company in any manner either verbally or in writing without the prior written authority of the Company.

    4.   TERM OF THE AGREEMENT

    The term of this Agreement will be twenty-seven (27) months commencing January 1, 1997, and continuing through March 31, 1999; provided that the foregoing clause notwithstanding, this Agreement may be terminated at any time by either party for any reason on thirty (30) days prior written notice.

    5.   COMPENSATION OF CONSULTANT

    Company hereby agrees to compensate Consultant as follows:

         (a) Company shall pay Consultant five thousand dollars ($5,000.00) per month payable on or before the fifteenth (15th) day of each month, such amount representing the entire obligation of the Company to the Consultant. Consultant shall be required to work no more than the equivalent of eight (8) days in a calendar month.

         (b) As additional compensation from the Company, Consultant shall be entitled to: (i) an extension through the earlier of (A) the expiration of the term of this Agreement or (B) within ninety
              (90) days of its early termination of all stock options in the Company and held by Consultant in effect as of December 31, 1996, (except as set forth above. Consultant shall not be entitled to participate in Company's 1993 Incentive Stock Option Plan or similar plans); (ii) Company shall reimburse Consultant for medical benefits under COBRA for the COBRA period after which Company shall either continue to reimburse Consultant for such coverage or reimburse Consultant for equivalent medical coverage in Company's sole discretion; and (iii) Consultant shall be entitled to use the Company automobile until expiration of this Agreement or expiration of that certain Motor Vehicle Closed-Lease Agreement dated as of March 4, 1995 between the Company and Valley National Financial Service Company, whichever occurs first.

         (c) Company shall be responsible for all travel, entertainment and out-of-pocket expenses incurred by Consultant in performing services hereunder. All expenses



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              will be appropriately documented and submitted to the Company for payment, and shall be approved in advance by the Company.

    6.   DISCLOSURE OF CONFIDENTIAL INFORMATION

         (a) DEFINITION OF CONFIDENTIAL INFORMATION: For purposes of this Agreement, "Confidential Information" means any information that is not generally known to the public that relates to the Company, its business operations or agents, or information which from all circumstances, the Consultant knows or has reason to know that the Company intends or expects to be maintained. Confidential Information includes, but is not limited to, information contained in or relating to the customer lists, price lists, product designs, marketing or business plans or proposals, customer information, merchandising, selling, accounting, finances, know-how, trademarks, trade names, trade practices, trade secrets and other proprietary information of the Company.

         (b) CONSULTANT SHALL NOT DISCLOSE CONFIDENTIAL INFORMATION: The Consultant will not, during the term of Company's engagement of Consultant or following the termination of this Agreement, use, show, display, release, discuss, communicate, divulge or otherwise disclose Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, without the prior written consent or authorization of the Company.

         (c) SCOPE: Consultant's covenant in Subsection 5(b) not to disclose Confidential Information shall not apply to information which, at the time of such disclosure, may be obtained from sources outside of the Company, or its agents, lawyers or accountants, so long as those sources did not receive the information directly or indirectly as the result of Consultant's act or omission.

         (d) RETURN: Consultant agrees and acknowledges that all Confidential Information is and shall remain the property of the Company, and Consultant agrees to return all Confidential Material in whatsoever form or format in his possession to the Company on demand or within fifteen (15) days of termination of this Agreement.

         (e) COMPELLED DISCLOSURE: In the event a third party seeks to compel disclosure of Confidential Information by the Consultant, the Consultant shall promptly notify the Board of Directors of the Company of such occurrence and furnish to the Board of Directors a copy of the demand, summons, subpoena or other process served upon the Consultant by judicial or administrative process, and will permit the Company to assume, at its expense, but with the Consultant's knowledge and cooperation, defense of such disclosure demand. In the event that the Company refuses to contest such a third party disclosure demand under judicial or administrative process, or a final judicial order is issued compelling disclosure or Confidential Information by the Consultant, the Consultant shall be entitled to disclose such information in compliance with the terms of such administrative or judicial process or order.



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    7.   PROPRIETARY INFORMATION OF OTHERS

    Consultant acknowledges that from time to time the Company may do business with suppliers, customers and other actual or potential business associates who may supply the Company with information of a confidential nature, and that the Company may have an obligation to preserve the confidential nature of any such information. Consultant agrees to treat any such information received from suppliers, customers or other actual or potential business associates as confidential, and as if it were the Confidential information of the Company, or of any affiliates or subsidiaries of the Company, unless advised otherwise by an officer of the Company.

    8.   AFFILIATE

    The term "Company" when used in Sections 6, 7 and 10 of this Agreement shall mean, in addition to the Company, any Affiliate of the Company. The terms "Affiliate" or "Affiliates" when used in Sections 6, 7 and 10 of this Agreement shall mean any corporation that controls the Company, or is controlled by the Company, or is under common control with the Company.

    9.   ENTIRE AGREEMENT; MODIFICATION

    This Agreement constitutes the full and complete understanding and agreement of the parties with respect to the subject matter hereof, and supersedes any prior understanding or agreement between the parties relating hereto. No amendment, waiver or modification of any provision of this Agreement shall be binding unless made in writing by the parties hereto.

    10.  ASSIGNMENT

    The rights and benefits of the Company and its permitted assigns under this Agreement shall be fully assignable and transferable to any other entity:

         (a)  which is an affiliate of the Company; or

         (b) with which the Company has merged or consolidated, or to which it has sold substantially all of its assets in a transaction in which such entity has assumed the liabilities of the Company under this Agreement; and in the event of any such assignment or transfer, all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against an affiliate or the successors and assigns of the Company.

         (c) Consultant may not assign this Agreement or any part hereof without Company's prior written approval in each instance. Any purported assignment in violation of the terms hereof shall be void.

    11.  NOTICES

    To be effective, all notices, consents or other communications required or permitted hereunder shall be in writing. A written notice or other communication shall be deemed to have been given hereunder (i) if delivered by hand, when the notifying party delivers such notice or other




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    communication to all other parties to this Agreement; (ii) if delivered by telecopies or overnight delivery service, on the first business day following the date of such notice or other communications transmitted by telecopier or timely delivery to the overnight courier; or (iii) if delivered by mail, on the third business day following the date such notice or other communication is deposited in the U.S. mail by certified or registered mail addressed to the other party. Mail or telecopied communications shall be directed as follows unless written notice or a change of address or telecopier number has been given in writing in accordance with this Section:

    If to Company:      Mr. Dominick J. Valenzano, CFO
                        Trans World Gaming Corp.
                        One Penn Plaza, Suite 1503
                        New York, New York 10119
                        Telecopier: (212) 563-3380

    If to Consultant:   Mr. Stanley Kohlenberg
                        2 Beekman Place
                        New York, New York 10022
                        Telecopier:

    12.  WAIVER

    No waiver of any right, term, condition or covenant of this Agreement by a party shall be deemed to be a waiver of any subsequent breaches of the same or other terms, covenants or conditions hereof by such party.

    13.  COUNTERPARTS

    This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute one instrument.

    14.  CONSTRUCTION

    Whenever possible, each provision of the Agreement shall be interpreted in such manner as to be effective or valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

    15.  APPLICABLE LAW

    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed in that State.

    16.  NO THIRD PARTY BENEFICIARIES

    Nothing is this Agreement shall entitle any person or entity (other than a party hereto and its permitted assigns) to any claim, right, benefit or remedy of any kind.




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

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


COMPANY:                               CONSULTANT:

TRANS WORLD GAMING CORP.


BY: __________________________         _____________________________
    DOMINICK J. VALENZANO              STANLEY KOHLENBERG
    CHIEF FINANCIAL OFFICER

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